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                                                                    EXHIBIT 12.1

              MSX INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

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

                                             PREDECESSOR          FISCAL           FISCAL           FISCAL         FISCAL
                                                 YEAR              YEAR             YEAR             YEAR           YEAR
                                                ENDED             ENDED             ENDED           ENDED           ENDED
                                             DECEMBER 31,      DECEMBER 28,      JANUARY 3,       JANUARY 2,     DECEMBER 31,
                                                 1996              1997             1999             2000           2000
                                             -------------    ---------------   --------------   -------------   ------------

Earnings before income taxes and
  fixed charges:
  Income from continuing operations
      before income taxes                         $ 6,620           $ (2,748)         $ 5,839        $ 17,189       $ 26,997

  Add interest on indebtedness, net                 1,310             12,400           16,906          20,446         29,040
  Add amortization of debt expense                      -                  -              510             695          1,079
  Add estimated interest factor
   for rentals                                      1,800              5,867            7,442           8,598          9,966
                                             ------------     --------------    -------------    ------------    -----------
Earnings before income taxes and
  fixed charges                                   $ 9,730           $ 15,519         $ 30,697        $ 46,928       $ 67,082
                                             ------------     --------------    -------------    ------------    -----------



Fixed charges:
  Interest on indebtedness                        $ 1,310           $ 12,400         $ 16,906        $ 20,446       $ 29,040
  Amortization of debt expense                          -                  -              510             695          1,079
  Estimated interest factor for rentals             1,800              5,867            7,442           8,598          9,966
                                             ------------     --------------    -------------    ------------    -----------

                                                  $ 3,110           $ 18,267         $ 24,858        $ 29,739       $ 40,085
                                             ------------     --------------    -------------    ------------    -----------

Ratio of earnings to fixed charges                    3.1           (a)                   1.2             1.6            1.7
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(a) Earnings were insufficient to cover fixed charges by $2.7 million for the fiscal year ended December 28, 1997.